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                                                                    EXHIBIT 99.1

NVIDIA Subsidiary Completes Its Purchase of Certain 3dfx Graphics Assets

Santa Clara, CA - April 19, 2001 - NVIDIA(R) Corporation (Nasdaq: NVDA) announced today that its wholly owned subsidiary, NVIDIA US Investment Company, completed its purchase of certain graphics assets of 3dfx Interactive (Nasdaq:
TDFX).

On December 15, 2000, NVIDIA US Investment Company, NVIDIA and 3dfx signed an asset purchase agreement for NVIDIA US Investment Company to purchase from 3dfx certain graphics assets, which include, but are not limited to, patents, patent applications, trademarks, brand names and other graphics related assets. At the closing, NVIDIA US Investment Company paid $55 million in cash to 3dfx. Subject to the satisfaction of certain additional conditions, 3dfx may receive additional consideration from NVIDIA US Investment Company in the form of cash and/or shares of Common Stock of NVIDIA Corporation. As a result of today's closing, the patent infringement litigation between NVIDIA Corporation and 3dfx will be jointly dismissed with prejudice.

About NVIDIA

NVIDIA Corporation (Nasdaq: NVDA), based in Santa Clara, CA, is the global leader in advanced graphics and multimedia processing technology for the consumer and professional computing markets. Its 2D, 3D, video and multimedia capabilities make NVIDIA one of the premier semiconductor companies in the world. NVIDIA offers a wide range of products and services, delivering superior performance and crisp visual quality for PC-based applications such as manufacturing, science, e-business, entertainment, and education.

Certain statements in this press release, including the statements relating to the Company's performance expectations for NVIDIA's family of products and expectations of continued revenue growth, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, manufacturing and other delays relating to new products, difficulties in the fabrication process and dependence of the Company on third-party manufacturers, general industry trends including cyclical trends in the PC and semiconductor industries, the impact of competitive products and pricing alternatives, market acceptance of the Company's new products, and the Company's dependence on third-party developers and publishers. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Factors Affecting Operating Results," for a fuller discussion of these and other risks and uncertainties.

Notes to Editors:

          GeForce3 should be written with an uppercase G and F, all other letters lowercase. The recommended format for NVIDIA is ALL CAPITALS.

          NVIDIA, the NVIDIA logo, GeForce3, and NVIDIA nFiniteFX(TM) are registered trademarks or trademarks of NVIDIA Corporation in the United States and/or other countries. Other company and product names may be trademarks or registered trademarks of the respective owners with which they are associated.

           CONTACT:           NVIDIA Corporation
                              Derek Perez, 408/615-2630
                              E-mail: dperez@nvidia.com